EXHIBIT 10.62

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors received an annual retainer of $150,000 and reasonable and accountable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Trump Entertainment Resorts, Inc.’s Board of Directors has established a policy that non-employee directors will receive 10,000 shares of restricted stock upon their appointment to the Board and 5,000 shares of restricted stock each May 1st beginning in 2006. In addition, the Chairman of the Audit Committee receives an additional $50,000 and the Chairman of each of the Corporate Governance and Nominating Committee and the Compensation Committee receives an additional $25,000 per year. Each member of the Audit Committee and Compensation Committee, other than their respective Chairmen, receive an additional $5,000 per year. The Chairman of the Strategic Committee receives an additional $75,000 and each member of that Committee receives and additional $50,000. Our Lead Director is paid an additional $35,000 annually.